Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Salona Global Medical Device Corporation of our reports dated April 15, 2021 and February 26, 2021, relating to, respectively, the consolidated financial statements of Salona Global Medical Device Corporation for the years ended February 28, 2021 and February 29, 2020 and the financial statements of South Dakota Partners Inc. for the years ended December 31, 2020 and 2019, appearing in the Prospectus, which are part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts".

/s/ SRCO Professional Corporation

Richmond Hill, Ontario, Canada

May 11, 2021